January 19, 2024

Dear Shareholder:

MacKenzie Realty Capital, Inc. is pleased to announce that the Board of Directors has declared a dividend at the rate of $0.125 per common share. The dividend is payable to common shareholders of record as of December 31, 2023.

Not only is the existing Wiseman portfolio an important and stabilized part of our overall portfolio, the Wiseman team also has the development experience to help us continue to grow. In fact, in the less-than-two years that we have owned the Wiseman Company, the team has gotten our next multi-family project entitled in the city of Fairfield, CA, and we intend to break ground in the next couple of months. We anticipate launching a private placement called “Aurora at Green Valley” to finance the project and encourage you to ask your financial advisor about it.

Further, below is our 2023 dividend allocation for federal income tax purposes.  MRC’s tax return for the year ended December 31, 2023, has not yet been filed.  As a result, the income tax allocation for the dividends below has been calculated using the best available information as of the date of this announcement.  If the amounts noted below change materially once we complete our 2023 tax return, we will provide corrected information once we are able to do so.   Please note that tax laws affect taxpayers differently, and this information is not intended as advice to shareholders as to how dividends should be reported on their tax returns.  We encourage shareholders to consult with their own tax advisors with respect to the income tax effects of these dividends.

Record Date	Payment Date	Ordinary Dividends*	Capital Gain Distribution	Return of Capital	Total Distribution per Share
Common Stockholders

3/31/2023	4/28/2023	$-	$-	$0.11500	$0.11500

6/30/2023	7/28/2023	$-	$-	$0.12000	$0.12000

9/30/2023	10/27/2023	$-	$-	$0.12500	$0.12500

12/31/2023	1/19/2024	$-	$-	$0.12500	$0.12500

Totals		$-	$-	$0.48500	$0.48500

		0.00%	0.00%	100.00%
* Also section 199A dividend

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

This letter does not constitute an offer to purchase or sell Mackenzie securities; only the Offering Circular should be relied upon for any investment decision. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met.  A copy of the Offering Circular may be obtained on the SEC’s website: https://www.sec.gov/Archives/edgar/data/1550913/000155091323000037/offeringcircular111423.htm